Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Results for First Quarter of 2006

Bookings and Backlog at Record Levels

Earnings Excluding Charges Improve Substantially From Recent Quarters

HILLSBORO, Ore., May 3, 2006 — FEI Company (NASDAQ: FEIC) reported results for the first quarter of 2006. Bookings increased substantially and were the highest in the company’s history for a single quarter. Compared with the fourth quarter of 2005, revenue increased, gross margins improved and operating expenses excluding charges declined. While the company recorded a loss for the latest quarter due to restructuring and other charges, income excluding those charges increased significantly. The company is entering the second quarter of 2006 with a record backlog and expects higher revenue and improved earnings for the remainder of 2006.

Net sales for the quarter ended April 2, 2006 of $113.8 million are up 12% compared to net sales of $101.6 million in the fourth quarter of 2005.

Bookings in the first quarter totaled $150.2 million, resulting in a book-to-bill ratio of 1.32 to 1.00 and a record-high backlog of $222.7 million at the end of the quarter. Bookings were up 30% from the fourth quarter of 2005.

The net loss on the basis of accounting principles generally accepted in the United States (GAAP) was $5.2 million for the first quarter of 2006, compared with a net loss of $30.7 million in the fourth quarter of 2005. The loss per share in the latest quarter was $0.15, compared with a loss per share of $0.91 in the fourth quarter of 2005.

“The record bookings, record backlog, improved gross margins and lower operating expenses in the first quarter reflect our solid market opportunities, exciting new products and the early results of the major restructuring and reorganization we undertook in the second half of 2005,” said

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Ray Link, CEO and CFO. “Led by the world’s most powerful commercially available electron microscope, the TitanTM, our bookings reached record levels despite the fact that first quarter bookings are usually below fourth quarter levels. We also lowered our quarterly break-even revenue rate to our goal of below $100 million.”

Restructuring, asset impairment, refinancing and related charges in the first quarter of 2006 were $12.9 million, including:

•                  $9.3 million of severance charges for the company’s former CEO, including $2.2 million of cash payments and a non-cash charge of $7.1 million for stock-based compensation expense, as a result of a modification to his stock options in accordance with his 2002 severance agreement (the modified options are required to be valued and expensed under SFAS 123R and were valued using the Black-Scholes option pricing model);

•                  $2.2 million of additional restructuring, reorganization and relocation charges, primarily for severance, lease termination and relocation expenses related to the previously-announced consolidation of European sales and administrative offices;

•                  $0.5 million for legal and other costs in connection with potential merger negotiations which were terminated by FEI in February;

•                  $0.5 million for asset impairments related to the previously-announced decision to discontinue implementation of a new enterprise resource planning system and pursue less costly alternatives; and

•                  $0.4 million related to the repurchase and retirement of $24.9 million face value of the company’s 5.5% convertible notes (included in interest expense).

The latest quarter also included $1.25 million of stock-based compensation expense, included in cost of sales and operating expenses, in accordance with the implementation of SFAS 123R. Stock option expense is expected to be approximately $1.5 million in the second quarter of 2006, and a slightly higher amount for the last two quarters of the year. In the first quarter, $197,000 of this expense is included in cost of sales and the balance is included in operating expenses.

Excluding the charges noted above and assuming a 35% tax rate and 41 million outstanding shares, non-GAAP earnings for the latest quarter were $6.7 million or $0.16 per share. Readers should refer to the attached table for a reconciliation of the GAAP loss before taxes to the non-GAAP income before taxes, how management uses the non-GAAP results and the reasons why

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management believes the presentation of these non-GAAP financial measures provides useful information to investors.

As previously announced, the company has now organized its business around three major markets: NanoResearch and Industry, NanoElectronics and NanoBiology. Bookings for NanoResearch and Industry in the first quarter of 2006 increased 28% compared with the fourth quarter of 2005. Bookings for NanoElectronics increased 12% compared with the fourth quarter of 2005. Bookings for NanoBiology increased 77% compared with the fourth quarter of 2005. Revenue comparisons for the three market segments are included in the attached supplementary information.

“Our reorganization around our three key markets is off to a solid start,” noted Link, “with good sequential bookings increases in each market and especially strong performance in the NanoResearch and Industry and NanoBiology markets. We look forward to further revenue growth and solid profitability for the remainder of 2006.”

Total cash and investments decreased in the quarter by $25.8 million, primarily as a result of the repurchase of $24.9 million of 5.5% convertible notes. Cash flow used in operations was $2.9 million. Capital spending for the quarter was $1.2 million, and depreciation expense was $3.4 million. Inventory turnover improved to an annual rate of 3.2 times in the first quarter compared with 3.1 times in the fourth quarter and in last year’s first quarter. Accounts receivable increased by $12.3 million from the prior quarter due to increased sales, while days sales outstanding was 89 days, compared with 88 days in the fourth quarter and 102 days in last year’s first quarter. Cash and short- and long-term investments were $254.7 million, convertible debt totaled $200.1 million (due in 2008) and shareholders’ equity was $302.5 million as of April 2, 2006.

Second Quarter Guidance and 2006 Outlook

FEI currently expects net sales for the second quarter of 2006 to be in the range of $113 million to $117 million. Bookings are expected to be greater than sales for the quarter, further adding to the backlog. GAAP earnings per share in the second quarter, including stock compensation expense, are expected to be in the range of $0.07 to $0.11 per share, assuming a tax rate of approximately 35%.

For the remainder of 2006, the company expects additional revenue growth, including further recovery in the NanoElectronics market and continued strength in the NanoResearch and Industry market. As a result of revenue growth and ongoing cost containment, earnings are

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expected to improve substantially over 2005 levels. For reasons why the company’s actual results may differ from guidance, please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PDT Wednesday, May 3, 2006

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-240-2134 (domestic, toll-free) or 1-303-262-2190 (international) and asking for the FEI Q1 Earnings call. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11058537#.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 50 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the second quarter and the full year of 2006 and statements about future bookings, revenue, earnings, financial results, profitability, backlog growth, breakeven rates and cost containment, as well as restructuring plans and anticipated benefits. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the NanoResearch and Industry, NanoElectronics and NanoBiology segments; cyclical changes in the data storage and semiconductor industries, which are the major components of the NanoElectronics market; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in shipping new products; changes in the mix of products sold in a quarter; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; failure to accurately estimate the amounts and timing of restructuring charges; timing of facilities closings, relocations, severance and other charges included in restructurings; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional research and development expenses; inability to overcome technological barriers; additional selling, general and administrative expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 2,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$74,835	$59,177
Short-term investments in marketable securities	113,066	156,049
Short-term restricted cash	31,103	20,138
Receivables	110,655	98,330
Inventories	81,487	84,879
Deferred tax assets	4,849	5,157
Other current assets	33,362	32,328

Total current assets	449,357	456,058

Non-current investments in marketable securities	33,284	44,602

Long-term restricted cash	2,411	519

Property plant and equipment, net	58,531	59,011

Purchased technology, net	7,553	8,154

Goodwill	41,417	41,402

Deferred tax assets	1,343	1,095

Other assets, net	46,112	45,190

TOTAL	$640,008	$656,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,074	$26,186
Current accounts with Philips	1,512	1,964
Accrued payroll liabilities	13,539	9,205
Accrued warranty reserves	5,006	5,193
Deferred revenue	39,828	43,647
Income taxes payable	8,965	9,021
Accrued restructuring, reorganization and relocation	6,995	5,274
Other current liabilities	29,234	31,072

Total current liabilities	130,153	131,562

Convertible debt	200,062	225,000

Deferred tax liabilities	2,101	1,947

Other liabilities	5,155	5,079

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,902 and 33,800; shares issued and outstanding at April 2, 2006 and December 31, 2005;	342,196	332,125
Accumulated (deficit) earnings	(61,302)	(56,081)
Accumulated other comprehensive income	21,643	16,399

Total shareholders’ equity	302,537	292,443

TOTAL	$640,008	$656,031

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 2,	December 31,	April 3,
	2006	2005	2005

NET SALES:
Products	$86,624	$75,121	$93,793
Service and components	27,145	26,500	27,200
Total net sales	113,769	101,621	120,993

COST OF SALES:
Products	45,965	50,935	52,117
Service and components	20,851	20,895	19,939
Total cost of sales	66,816	71,830	72,056

Gross profit	46,953	29,791	48,937

OPERATING EXPENSES:
Research and development	14,001	14,388	16,187
Selling, general and administrative	23,818	24,050	25,313
Amortization of purchased technology	641	640	1,342
CEO severance	9,324	—	—
Restructuring, reorganization and relocation	2,245	4,615	—
Asset impairment	465	8,607	—
Merger costs	452	—	—
Total operating expenses	50,946	52,300	42,842

OPERATING (LOSS) INCOME	(3,993)	(22,509)	6,095

OTHER INCOME (EXPENSE):
Interest income	2,244	2,233	1,814
Interest expense	(1,658)	(1,461)	(2,507)
Other expense, net	(383)	(6,701)	(216)
Total other income (expense), net	203	(5,929)	(909)

(LOSS) INCOME BEFORE TAXES	(3,790)	(28,438)	5,186

INCOME TAX EXPENSE	1,431	2,255	1,763

NET (LOSS) INCOME	$(5,221)	$(30,693)	$3,423

PER SHARE DATA:
Basic (loss) earnings per share	$(0.15)	$(0.91)	$0.10
Diluted (loss) earnings per share	$(0.15)	$(0.91)	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,867	33,718	33,456
Diluted	33,867	33,718	39,878

RECONCILIATION OF RESULTS

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of Non-GAAP results for the periods indicated below:

INCOME STATEMENT RECONCILIATION

	Thirteen Weeks Ended
	April 2,	December 31,	April 3,
	2006	2005	2005

U.S. GAAP (loss) income before taxes	$(3,790)	$(28,438)	$5,186

Add back:
CEO severance	9,324	—	—
Restructuring, reorganization and relocation	2,245	4,615	—
Asset impairment charges	465	8,607	—
Inventory write-offs and adjustments	—	5,388	—
Write off of cost method investments	—	5,638	—
Merger costs	452	—	—
Stock based compensation expense	1,250	—	—
Bond buy-back costs	391	—	—

Non-GAAP (loss) income before taxes	$10,337	$(4,190)	$5,186

STOCK COMPENSATION

The following table summarizes stock compensation for the first quarter of 2006:

Cost of sales	197	—	—
Research and development	228	—	—
Selling, general and administrative	825	—	—
Total	$1,250	$—	$—

The press release and reconciliation table contain non-GAAP pre-tax net income information that excludes certain significant charges. These excluded items are:

• CEO severance, primarily related to the charges associated with stock based compensation and cash payments (included as a separate line item);

• Restructuring charges, primarily for severance, lease termination, and relocation expenses (included as a separate line item);

• Asset impairment charges, primarily related to the company’s changed strategy for enterprise resource planning systems and the company’s semiconductor products (included as a separate line item);

• Inventory write-downs, related to the previously announced closure of the company’s facility in Peabody, Massachusetts and the company’s decision to no longer invest in certain business lines (included in cost of sales);

• Write-off of investments, primarily due to the impairment of cost based investments (included in other income/expense);

• Merger costs, primarily for due diligence costs (included as a separate line item).

• Stock based compensation expense, primarily for previously granted options, due to the adoption of SFAS 123R (included in operating expenses).

• Bond buy-back costs, primarily for the bond issuance (included in operating expenses).

We generally use non-GAAP financial measures for assessing the company’s performance against management targets, which do not account for charges or gains of this type, as a basis for making strategic and tactical decisions and as a means to evaluate period-to-period comparison. We believe that use of non-GAAP numbers is important as these figures ignore certain events that could obscure or enhance trends or other factors affecting our business. This is especially true when, as in this quarter, the GAAP financial information includes a number of charges that did not exist in the company’s prior comparable reporting periods. For these reasons, we believe that these non-GAAP measures are also useful to investors. Further, we believe the financial analysts who regularly follow and report on our company or sector exclude items such as these when analyzing our performance relative to our guidance and the performance of other sector participants, and in projecting our future financial results.

These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, GAAP measures of earnings per share. Our non-GAAP numbers may be different from those of other companies and direct comparison should not be relied upon.

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	April 2,	December 31,	April 3,
	2006	2005	2005

NET SALES:
Products	76.1%	73.9%	77.5%
Service	23.9%	26.1%	22.5%
Total net sales	100.0%	100.0%	100.0%

COST OF SALES:
Products	40.4%	50.1%	43.1%
Service	18.3%	20.6%	16.5%
Total cost of sales	58.7%	70.7%	59.6%

Gross profit	41.3%	29.3%	40.4%

OPERATING EXPENSES:
Research and development	12.3%	14.2%	13.4%
Selling, general and administrative	20.9%	23.7%	20.9%
Amortization of purchased technology	0.6%	0.6%	1.1%
CEO severance	8.2%	0.0%	0.0%
Restructuring, reorganization and relocation	2.0%	4.5%	0.0%
Asset impairment	0.4%	8.5%	0.0%
Merger costs	0.4%	0.0%	0.0%
Total operating expenses	44.8%	51.5%	35.4%

OPERATING (LOSS) INCOME	-3.5%	-22.1%	5.0%

OTHER INCOME (EXPENSE):
Interest income	2.0%	2.2%	1.5%
Interest expense	-1.5%	-1.4%	-2.1%
Other expense, net	-0.3%	-6.6%	-0.2%
Total other expense, net	0.2%	-5.8%	-0.8%

(LOSS) INCOME BEFORE TAXES	-3.3%	-28.0%	4.3%

INCOME TAX EXPENSE	1.3%	2.2%	1.5%

NET (LOSS) INCOME	-4.6%	-30.2%	2.8%

FEI COMPANY

Supplemental Data Table 1

($ In Millions Except Per Share Amounts)

(Unaudited)

	Q1 Ended	Q4 Ended	Q1 Ended
	4/2/2006	12/31/2005	4/3/2005
Income Statement Highlights
Consolidated sales	$113.8	$101.6	$121.0
Gross margin	41.3%	29.3%	40.4%
R & D spending	$14.0	$14.4	$16.2
R & D (% of sales)	12.3%	14.2%	13.4%
SG&A	$23.8	$24.1	$25.3
SG&A (% of sales)	20.9%	23.7%	20.9%
Net (loss) income - GAAP	$(5.2)	$(30.7)	$3.4
Diluted earnings (loss) per share - GAAP	$(0.15)	$(0.91)	$0.09
Sales by Market Segment
NanoElectronics	$41.2	$26.4	$53.9
NanoResearch & Industry	$35.3	$40.8	$29.9
NanoBiology	$10.1	$7.9	$10.0
Service and Components	$27.2	$26.5	$27.2
Sales by Geography
North America	$44.3	$33.8	$33.7
Europe	$38.7	$31.4	$45.2
Asia Pacific	$30.8	$36.4	$42.1
Bookings
Total	$150.2	$116.1	$124.3
Book to bill ratio	1.32	1.14	1.03
Backlog - total	$222.7	$186.3	$163.3
Backlog - Service	$44.4	$36.8	$39.6
Bookings by Market Segment
NanoElectronics	$41.2	$37.0	$38.6
NanoResearch & Industry	$56.2	$43.7	$47.0
NanoBiology	$19.7	$11.1	$2.9
Service and Components	$33.1	$24.3	$35.8
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$254.7	$280.5	$359.7
Operating cash generated (used)	$(2.9)	$5.8	$26.4
Accounts receivable	$110.7	$98.3	$135.4
Days sales outstanding (DSO)	89	88	102
Inventory turnover	3.2	3.1	3.1
Inventories	$81.5	$84.9	$92.6
Property, plant and equipment	$58.5	$59.0	$71.3
Fixed asset investment (during quarter)	$1.2	$3.3	$4.4
Depreciation expense	$3.4	$3.3	$4.1
Current liabilities	$130.2	$131.6	$151.4
Working Capital	$319.2	$324.5	$426.1
Shareholders’ equity	$302.5	$292.4	$374.6
Headcount (permanent and temporary)	1646	1674	1787

FEI COMPANY

Supplemental Data Table 2

($ In Millions Except Per Share Amounts)

(Unaudited)

	Q4 Ended	Q3 Ended	Q2 Ended	Q1 Ended
	12/31/2005	10/2/2005	7/3/2005	4/3/2005
Sales by Market Segment
NanoElectronics	$26.4	$29.7	$43.0	$53.9
NanoResearch & Industry	$40.8	$30.9	$28.4	$29.9
NanoBiology	$7.9	$8.3	$9.2	$10.0
Service and Components	$26.5	$28.2	$26.9	$27.2
Total	$101.6	$97.1	$107.5	$121.0

Bookings by Market Segment
NanoElectronics	$37.0	$29.1	$29.1	$38.6
NanoResearch & Industry	$43.7	$34.8	$49.3	$47.0
NanoBiology	$11.1	$9.3	$6.4	$2.9
Service and Components	$24.3	$27.1	$28.0	$35.8
Total	$116.1	$100.3	$112.8	$124.3